                                                                     Exhibit 4.7

Kemper Investors Life Insurance Company
1 Kemper Drive, Long Grove, Illinois 60049-0001


457 DEFERRED COMPENSATION RIDER


This Rider is a part of the contract or certificate to which it is attached. It amends the contract in order for it to qualify under IRC Section 457. IRC means the Internal Revenue Code of 1986, as amended from time to time.

SECTION 1: OWNERSHIP

The annuitant is the participant in a 457 plan. The owner is the employer that maintains the plan. Prior to the distribution of the annuitant's interest, all property and rights will remain those of the employer, except if the next section applies.

SECTION 2: EXCLUSIVE BENEFIT

This section applies if the contract or certificate is held by: a state; or a political subdivision of a State. In that case, in accordance with 457(g), all assets and income under the contract or certificate are held for the exclusive benefit of: the annuitant(s); and the beneficiaries of the annuitant(s).

Signed for the Kemper Investors Life Insurance Company at its home office in Long Grove, Illinois.




               /s/ Debra P. Rezabek               /s/ Gale K. Caruso

                Secretary                         President

L-8341